Exhibit 99.1

PLP APPOINTS DENNIS F. MCKENNA AS CHIEF EXECUTIVE OFFICER, ROBERT G. RUHLMAN AS EXECUTIVE CHAIRMAN

CLEVELAND, OHIO – NOVEMBER 22, 2023 – Preformed Line Products Company (NASDAQ: PLPC) today announced that its Board of Directors has appointed Dennis F. McKenna as Chief Executive Officer, effective January 1, 2024. Mr. McKenna assumes the role from Robert G. Ruhlman, who has served as CEO since 2000 and who will become Executive Chairman of the company.

Dennis McKenna is a long-standing employee of PLP, joining the company’s ranks in 1993 and steadily progressing through various leadership roles over his impressive thirty-year career. Most recently, Dennis served as the company’s Chief Operating Officer, where he oversaw PLP’s global operations and business development teams.

As CEO, Dennis will help lead a company that has experienced multiple years of consistent growth and will focus on continuing to expand the company’s global sales, engineering and manufacturing capabilities. Earlier this year, in May, J. Ryan Ruhlman was named President of the company and will concentrate on driving PLP’s business development objectives, marketing strategies and people-centric goals.

“PLP’s Board of Directors couldn’t be more pleased with the appointment of Dennis as PLP’s 4th CEO in the company’s 76-year history,” said Rob Ruhlman, current CEO and future Executive Chairman. “I am especially proud and fortunate that someone like Dennis, who has spent thirty years with the company, has risen through the ranks to become our next Chief Executive Officer – an incredible validation of the emphasis we place on employee retention and development.”

“It’s an honor and privilege to have the opportunity to serve as CEO of PLP,” said McKenna. “Like so many people at this company, I have a passion for helping the people we interact with every day and the critical industries we serve. I look forward to working closely with Rob, Ryan, the Board and the entire PLP organization as we continue to expand our product offerings, diversify globally and provide the unparalleled service that our customers and partners worldwide have come to expect from this great company.”

ABOUT PLP

PLP protects the world’s most critical connections by creating stronger and more reliable networks. The company’s precision-engineered solutions are trusted by energy and communications providers worldwide to perform better and last longer. With locations in over 20 countries, PLP works as a united global corporation, delivering high-quality products and unparalleled service to customers around the world.

MEDIA RELATIONS	INVESTOR RELATIONS
JOSH NELSON	ANDREW S. KLAUS
MANAGER, MARKETING COMMUNICATIONS	CHIEF FINANCIAL OFFICER
+1 440 473 9120	+1 440 473 9246
JOSH.NELSON@PLP.COM	ANDY.KLAUS@PLP.COM